UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 2, 2017

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Gold Entertainment Group, Inc.

(Exact name of registrant as specified in its charter)

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Florida	000-28571	98-0206212
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

429 W PLUMB LANE RENO, NV  89509

(Address of Principal Executive Office) (Zip Code)

561-927-0605

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 27, 2018, Gold Entertainment Group, Inc. (”we” or “Company”) entered into an agreement with IceLounge Media Inc., a Wyoming corporation (“ICELOUNGE”), (the “Agreement”). Pursuant to the terms of the Agreement, the Company transferred all of the 2,000,000 shares of our Series A Preferred Stock owned by Hamon Fytton and Capital Advisory, LLC., a company controlled by him, (the “Preferred Stock”), which Preferred Stock has super voting rights, for consideration received. At the same time Hamon Fytton, our President and chief executive officer and sole director resigned his position as an officer of the Company. Mr Fytton shall continue to serve as a Director until further notice; (ii) Two new Officers and Directors were appointed; as President, Secretary and Director Robert Schlegal; and James Kander as Director. As a result of the foregoing, ICELOUNGE and its shareholders, by virtue of the ownership of the Preferred Stock has become our controlling shareholder.

Mr. Calvin Wong is the majority shareholder, 52%, of IceLounge Media, Inc. in advance of the signing of this Agreement.

Item 5.01 Changes in Control of Registrant

As a result of the Agreement described in Item 1.01, ICELOUNGE has become our controlling shareholder. It owns all 2,000,000 shares of our Series A Preferred Stock, which votes, together with our common stock at a ratio of 100 to 1. There are no conversion rights associated with th Series A Preferred Stock as of the date of this filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

In connection with the Agreement, Mr Fytton resigned from his position as president, chief executive officer chief financial officer, secretary. Mr Mr Fytton shall continue to serve as a Director until further notice. The resignation of Mr.Fytton is not a result of any disagreement relating to the Company’s operations, policies or practices.

At such time, Robert Schlegal was nominated to serve as director, President and Secretary of the Company and Mr. Fytton will continue to serve as director of the Company. Also appointed as directors are Robert Schlegal; and James Kander.

Robert Schlegel, 70, President, Secretary and Director. Mr. Schlegel, a Certified Financial Planner, currently is a SVP of IceLounge Media. He also is a Co-founder and VP of Property Group, a privately held real estate investment company that he established in 2011. From 1992 to 2010, Mr. Schlegel was also the CEO of an investment advisory firm with over $200 million in assets under management. Mr. Schlegel is also a Director of BlockHold Capital Corporation, a publicly traded advisory company in the blockchain industry. He was the Chairman of a social media and mobile app development company.

Mr. James Kander, 37 and a Director, is also Chief Content Officer of IceLounge Media. James brings 15 years of experience in production, copy-editing, design, research and vetting breaking news stories for publication, on line and TV reaching over ten million monthly viewers. He was a Co-founder of an online magazine that reached over 26 million subscribers.

As of the date of this Report, there has not been any material plan, contract or arrangement (whether or not written) to which any of our officers or directors are a party in connection with their appointments as officers or directors of the Company.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits.

10.1

Agreement dated June 27, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 2, 2018	Gold Entertainment Group, Inc.

	By:	/s/ Hamon Fytton
Hamon Fytton Chief Executive Officer